EXHIBIT 99.5

CORPORATE RESOLUTION OF MAJOR LEAGUE FOOTBALL, INC.

(The “Company”)

NOW THEREFORE BE IT RESOLVED THAT:

On August 23, 2018 MLFB approved the submission of a Certificate of Amendment to its Certificate of Incorporation. The only change is the designation of the 50 million of convertible preferred stock to common stock, with the same class and par value as the existing 150 million of common stock. This re-designation does not alter the 200 million authorized shares in the Certificate of Incorporation.

MLFB is taking this action in order to receive long term funding to keep the Company viable for its shareholders. This action does not negatively affect the rights of existing shareholders.

This is what the Company’s records show.

The foregoing resolution was authorized by the sole corporate officer of the Company.

Dated: August 23, 2018

/Francis J. Murtha/

______________________________

Frances J. Murtha

Senior Executive Vice President